EXHIBIT 10.7

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                            ALUMINA SUPPLY AGREEMENT

                     (Glencore Contract No. 161.01.27028-S)

            THIS AGREEMENT is made and entered into, as of January 1, 2001, by and between Glencore AG, a Swiss corporation ("Glencore"), and Berkeley Aluminum, Inc., a Delaware corporation ("Berkeley").

                                   WITNESSETH:

            WHEREAS, the parties desire to sell and purchase alumina pursuant to the terms provided herein.

            NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.1 Defined Terms. In this Agreement, the following words shall have the meanings respectively assigned thereto:

            o     "AA" means Alcoa of Australia, Ltd.;

            o "AA Alumina Plants" means the Kwinana, Pinjarra and Wagerup alumina plants located in Western Australia, including any expansions thereof;

            o "AA's Loading Berth" means the loading berth of AA at the port of Kwinana or at the port of Bunbury or such other port for bulk loading of Alumina from AA Alumina Plants as the parties may agree from time to time;

            o     "Alumina" means sandy metallurgical grade alumina;
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            o     "Annual Quantity" means the quantity of Alumina to be
                  purchased hereunder during a Contract Year, which quantity shall be 110,000 MT, plus/minus ten (10%) percent at Berkeley's option;

            o "Bill of Lading Date" means the date of completion of loading for the particular cargo in question;

            o "CIF" means CIF as defined in Incoterms 2000, published by the International Chamber of Commerce, Paris, France;

            o "Contract Year" means the twelve-month period from January 1 to December 31 of each year beginning January 1, 2002;

            o     "Dollars" or "$" means United States of America dollars;

            o     "Event of Force Majeure" shall have the meaning set forth in
                  Section 3.8 of this Agreement;

            o     "MT" means metric tonnes of 1,000 kilograms each; and

            o "Mt. Holly" means the aluminum smelter in Mount Holly, Berkeley County, South Carolina, U.S.A. in which Berkeley holds an indirect interest.

                                   ARTICLE II

                                     ALUMINA

      Section 2.1 Quantity. Glencore agrees to sell and Berkeley agrees to purchase during each Contract Year that this Agreement is in effect a quantity of Alumina as determined pursuant to the terms of this Agreement. The quantity of Alumina to be sold and purchased during each Contract Year, hereinafter referred to as the Annual Quantity, shall be 110,000 MT, plus or minus ten percent (10%) at Berkeley's option, to be declared by Berkeley on or before September 30 of the immediately preceding Contract Year. In each Contract Year, the Annual Quantity declared by Berkeley will be subject to a tolerance of plus or minus two percent (2%)


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for shipping purposes. The Annual Quantity shall consist of Alumina produced at
AA Alumina Plants, and (unless otherwise agreed by the parties) shall be from the same source as AA's own deliveries of Alumina to Mt. Holly. Notwithstanding the foregoing, if AA delivers alumina to Mt. Holly from a source other than the AA Alumina Plants, Glencore shall have the option to supply Alumina hereunder from such alternate source of production.

      Section 2.2 Term. This Agreement shall take effect on the date hereof and shall continue in force until December 31, 2006, unless sooner terminated pursuant to the terms hereof.

      Section 2.3 Quality. Alumina supplied under this Agreement shall comply with AA's normal specifications for Alumina produced at the relevant alumina refinery as set forth in Annex A, which is hereby incorporated by reference and made a part hereof. In the event that AA hereafter supplies alumina to Mt. Holly from an AA Aluminum Plant with different specifications, the specifications detailed in Annex A shall be revised accordingly. Except as provided in this
Section 2.3, GLENCORE MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT SOLD HEREUNDER AND, SPECIFICALLY, GLENCORE MAKES NO WARRANTY THAT THE PRODUCT SHALL BE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE.

      Section 2.4 Price. The price that Berkeley shall pay per MT of Alumina delivered CIF Charleston under this Agreement will be [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION] % of the LME Price. The LME Price is the cash seller (settlement) price for 99.7 percent purity aluminum in Dollars quoted by the London Metal Exchange as published in


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the Metal Bulletin under the caption "Metal Bulletin (month) Averages" in the section "London Metal Exchange high, low and average (month) (days)" in the column "(month) Average" for the quotational period. For each Contract Year there shall be twelve (12) quotational periods of one Month each which shall be the twelve (12) Months commencing December 1 of the calendar year prior to such Contract Year. For purposes of pricing the Alumina to be supplied under this Agreement, one-twelfth (1/12) of the declared quantity of Alumina for any Contract Year shall be priced in each of the twelve applicable quotational periods, irrespective of physical shipment.

      Section 2.5 Payment. Payment of monies for any shipment made pursuant to this Agreement will be due and shall be effected by telegraphic transfer to the account specified by Glencore not later than 30 days after Bill of Lading Date for such shipment. Glencore shall deliver to Berkeley the following documents with respect to each shipment: (a) Bill of Lading, (B) invoice, (C) draft survey report, (D) certificate of origin, (E) certificate of analysis, (F) certificate of insurance and (G) statement of facts.

      Section 2.6 Delivery. Alumina will be delivered CIF, Port of Charleston, South Carolina. Deliveries of the Annual Quantity shall be reasonably evenly spread throughout each Contract Year. Before October 31 of each calendar year, Glencore and Berkeley shall agree to a tentative delivery schedule for the following calendar year. Not later than 30 days before the beginning of each calendar quarter, Glencore and Berkeley shall agree to an exact schedule for such calendar quarter.

                                   ARTICLE III

                               GENERAL PROVISIONS

      Section 3.1 Governing Law. This Agreement shall be subject to and construed under the laws of the State of New York, excluding the rules of conflicts or choice of law and


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excluding the United Nations Convention on Contracts for the International Sale
of Goods. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, and the arbitration shall be conducted in the English language in New York, New York, U.S.A.

      Section 3.2 Weighing. Cargo weights shall be determined by draft survey at the port of origin, and these weight determinations shall be conclusive for the final settlement for each cargo.

      Section 3.3 Unloading of Alumina. (a) Berkeley shall provide Glencore access to the pier facilities at the Port of Charleston which are adequate to permit Glencore to meet its Alumina delivery obligations hereunder. Berkeley shall provide Glencore such access on an equitable basis with other suppliers of Mt. Holly using such pier facilities. Glencore shall deliver Alumina on board vessels with acceptable storage conditions and unloading charateristics reasonably adapted to the requirements of the pier facilities as in effect from time to time. Berkeley shall provide Glencore reasonable advance notice regarding any subsequent changes to these requirements during the term of this Agreement. Any such changes which materially impair Glencore's ability to meet its Alumina delivery obligations hereunder shall be subject to its approval.

            (b) Berkeley will discharge Alumina from delivering vessels at the pier facilities at the rate of 8,500 MT of Alumina per weather working day, Sundays, local and legal holidays included. Glencore or its representative shall give notice to Berkeley's representative at the pier facilities stating that the vessel is in every respect ready to discharge and in free pratique.


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If notice of readiness is given before noon U.S. Eastern Standard time, laytime shall commence at 1:00 p.m. U.S. Eastern Standard time on such day, and if notice of readiness is given after noon U.S. Eastern Standard time, laytime shall commence at 8:00 a.m. U.S. Eastern Standard time on the next morning, whether the vessel is in berth or not. Notwithstanding the foregoing, laytime shall not commence later than the time the vessel actually begins to discharge. Berkeley shall pay demurrage at the rate set forth in the applicable charter party, subject to a maximum rate of $12,000 per day. Glencore shall pay despatch at the rate of one-half demurrage.

      Section 3.4 Title, Ownership, Risk of Loss. Title, ownership, right of possession and risk of loss to each shipment of Alumina shall pass to Berkeley at the time the Alumina is loaded onto the vessel at AA's Loading Berth.

      Section 3.5 Taxes, Royalties and Duties. All royalties, taxes and duties imposed or levied on Alumina delivered hereunder shall be for the account of and paid by Glencore or Berkeley, as the case may be, in accordance with CIF deliveries.

      Section 3.6 Limitations of Liability. Except as otherwise provided herein, Glencore's liability hereunder shall be limited to direct losses suffered by Berkeley. Glencore shall not be liable for any incidental or consequential losses. Except as provided in Annex A, Glencore's liability for each shipment hereunder shall not exceed the value of such shipment.

      Section 3.7 Termination. This Agreement may be terminated prior to expiration of its term: (a) by mutual agreement of the parties; (b) by either party, if the other party or any of its subsidiaries shall generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such party or any of its subsidiaries seeking to adjudicate it a bankruptcy or insolvent, or seeking liquidation, winding


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up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such party or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection
(b) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or (c) by either party, if such party is not in default under this Agreement and the other party has breached or failed to perform any of its material covenants and agreements under this Agreement and such breach or failure continues for 30 days after notice thereof by the non-defaulting party (or 10 days after notice thereof if such default is a default of a payment obligation).

      Section 3.8 Force Majeure.

            (a) Except as provided in this Section 3.8, no party shall be liable for failure to comply with any terms of this Agreement (other than those relating to payment obligations) if such party is hindered, delayed, or prevented, directly or indirectly, by any circumstances outside its reasonable control, including but not limited to the following: war, conditions of war, acts of enemies, national emergency, revolution, riots, sabotage or other similar disorders; failure of transportation; fire, flood, windstorm, explosion, or other acts of God; strikes, lock-outs, or other labor disturbances; breakdown of plants or equipment; orders or acts of any government or


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governmental agency or authority; interference by civil or military authority;
the inability of Glencore to obtain Alumina from its supplier; or the inability of Berkeley to obtain power ("Events of Force Majeure").

            (b) The party invoking this provision shall give prompt written notice to the other parties after the occurrence of an Event of Force Majeure and shall state the probable extent to which it will be unable to perform or will be delayed in performing its obligations hereunder. Such party shall exercise due diligence to eliminate or remedy the Event of Force Majeure, and shall give the other parties prompt written notice when that has been accomplished; provided, however, that the settlement of strikes or other events of labor unrest will be entirely within the discretion of the party having the difficulty and that such party will not be required to settle such strikes or labor unrest by acceding to the demands of the opposing party when such course of action is deemed inadvisable in the discretion of the party having the difficulty.

            (c) In the case of an Event of Force Majeure affecting Glencore, Berkeley may elect to either: (i) purchase from other suppliers any or all of the quantities of the product which Glencore is or expects to be unable to deliver (in which event Glencore shall not be liable to Berkeley for any cost, expense or loss whatsoever of Berkeley arising out of any purchase Berkeley may make from other suppliers; Berkeley shall give Glencore written notice of any such purchase, the amount of which shall be deducted from the Annual Quantity for the Contract Year in which Berkeley makes such purchase), or (ii) extend the term of this Agreement to the extent that Glencore has invoked this provision (in which event the price for Alumina in effect for the extended term shall be the same as the price in effect for Alumina scheduled to be delivered but not delivered during the Event of Force Majeure).


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            (d) In the case of an Event of Force Majeure affecting Berkeley,
Glencore may elect to either (i) sell to other buyers the Alumina which Berkeley is or expects to be unable to accept, and Berkeley shall not be liable to Glencore for any cost, expense or loss arising out of any such sales; Glencore shall give Berkeley written notice of any such sale, the amount of which shall be deducted from the Annual Quantity for the Contract Year in which Glencore makes such sale; or (ii) extend the term of this Agreement to the extent that Berkeley has invoked this provision. If Glencore elects to extend the term of this contract, the price for Alumina in effect for the extended term shall be the same as the price in effect for Alumina scheduled to be delivered but not delivered during the Event of Force Majeure.

            (e) Notwithstanding the foregoing provisions, in the case of an Event of Force Majeure affecting Berkeley which continues for a period of six
(6) consecutive months or more, then Glencore may elect at any time thereafter to terminate this Agreement with immediate effect, provided that the Event of Force Majeure is continuing as of the date of such notice, by sending notice to Berkeley as provided in this Agreement announcing exercise of such right of termination. Notwithstanding the foregoing provisions, in the case of an Event of Force Majeure affecting Glencore which continues for a period of six (6) consecutive months or more, then Berkeley may elect at any time thereafter to terminate this Agreement with immediate effect, provided that the Event of Force Majeure is continuing as of the date of such notice, by sending notice to Glencore as provided in this Agreement announcing exercise of such right of termination. Alternatively, in the case of an Event of Force Majeure which continues for a period of six (6) consecutive months or more, the party not affected by the Event of Force Majeure may continue to exercise its rights as set forth in subparagraph (c) or (d) above, as applicable, and not exercise the right of termination provided in this subparagraph (e).


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      Section 3.9 Failure to Accept Delivery and Failure to Deliver.

            (a) If Berkeley fails to accept delivery for any reason other than an Event of Force Majeure, Glencore shall be entitled to (i) sell to other buyers the Alumina which Berkeley is or expects to be unable to accept, in which event Berkeley shall be liable to Glencore for any cost, expense or loss arising out of such sales; or (ii) extend the term of this Agreement. If Glencore elects to extend the term of this Agreement, the price for Alumina in effect for the extended term shall be the same as the price in effect for Alumina scheduled to be delivered but which Berkeley was unable to accept. Berkeley shall give Glencore written notice immediately upon anticipating an inability to accept delivery. Berkeley's liability for failure to deliver shall be limited to the value of the quantity of Alumina which Berkeley is unable to accept.

            (b) If Glencore fails to deliver for any reason other than an Event of Force Majeure, Berkeley shall be entitled to (i) purchase from other sellers the Alumina which Glencore is or expects to be unable to deliver, in which event Glencore shall be liable to Berkeley for any additional cost, expense or loss arising out of such purchases; or (ii) extend the term of this Agreement. If Berkeley elects to extend the term of this Agreement, the price for Alumina in effect for the extended term shall the same as the price in effect for Alumina scheduled to be delivered but which Glencore was unable to deliver. Glencore shall give Berkeley written notice immediately upon anticipating an inability to deliver. Glencore's liability for failure to deliver shall be limited to the value of the quantity of Alumina which Glencore is unable to deliver.

      Section 3.10 Possible Extension. The parties agree to meet before September 30, 2005 in order to discuss in good faith a five-year extension or renewal of this Agreement upon mutually satisfactory terms and conditions.


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      Section 3.11 Precedence. In the event of any inconsistency between this
Agreement and the terms of any other document specific to the transaction or delivery in question, the terms of this Agreement shall govern.

      Section 3.12 Assignment. Subject to the further provisions of this Section 3.12, this Agreement shall be binding upon the parties and their successors and assigns. No party may assign this Agreement or any rights or duties hereunder without the written consent of the other party (and such consent will not be unreasonably withheld), and any purported assignment without such written consent shall be null and void, provided, however, that either party may assign this Agreement and its rights hereunder to any affiliate, subsidiary or parent company, without the consent of the other, but in any such event, the assigning party shall not be relieved of its obligations hereunder.

      Section 3.13 Notices. All notices or communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received or when transmitted by facsimile and confirmed by return notice if sent to the address and facsimile numbers below:

If to Glencore:            Glencore AG
                           Baarenmattstrasse 3
                           CH-6341 Baar
                           Switzerland
                           Fax: 011-41-41-709-3536
                           Attn: Alumina Dept.

If to Berkeley:            Berkeley Aluminum, Inc.
                           Route 2 South
                           Ravenswood, WV  26164
                           Fax: 304-273-7108
                           Attn: Purchasing Manager


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with a copy to:

                           Century Aluminum Company
                           2511 Garden Road
                           Suite 200, Building A
                           Monterey, CA  93940
                           Fax: 831-642-9080
                           Attn: General Counsel

      Section 3.14 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be null and void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and the Agreement shall be construed to give effect to the intent of the parties.

      Section 3.15 Waiver. No party shall be deemed to have waived any right, power or privilege under this Agreement unless such waiver is in writing and duly executed by it. No failure or delay in exercising any right hereunder shall be deemed a waiver thereof by any party. No exercise or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or of any other right, power or privilege.

      Section 3.16 Entire Agreement. This Agreement, including the Annexes hereto, is the exclusive and complete agreement between the parties relating to the subject matter hereof, sets forth their entire understanding and merges all prior and contemporaneous writings, representations, and understandings between the parties, including but not limited to that certain letter between the parties dated January 17, 2001. This Agreement may be amended only by a writing duly signed by the parties.


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            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

Glencore AG                               Berkeley Aluminum, Inc.


By:    /s/  Daniel Schachter              By:    /s/  Gerald J. Kitchen
       ---------------------                     ----------------------
Name:  Daniel Schachter                   Name:  Gerald J. Kitchen
Title:                                    Title:  Vice President


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                                                                         ANNEX A

                 ALCOA OF AUSTRALIA LTD. ALUMINA SPECIFICATIONS

                                   ARTICLE I
                           SPECIFICATIONS AND ANALYSIS

Section 1.1 - Specifications. Subject to the succeeding provisions of this Article, each shipment of Alumina delivered to Century pursuant to this Agreement shall conform to the following specifications ("Specifications"):

      (a) Chemical Specifications:

          SiO(2)                               0.030% Max.
          Fe(2)O(3)                            0.030% Max.
          Na(2)O                               0.700% Max.
          TiO(2)                               0.005% Max.
          Zn                                   0.005% Max.
          CaO                                  0.150% Max.
          V(2)O(5)                             0.003% Max.
          MnO                                  0.001% Max.
          P(2)O(5)                             0.003% Max.

      (b) Physical Specifications. No more than twelve percent (12%) shall pass through a 325 mesh Tyler Standard screen and no more than ten percent (10%) should be retained on a 100 mesh Tyler screen using the dry screen test method. The loss on ignition, after drying at 300(Degree)C. shall not exceed one percent (1%) upon heating at 1200(Degree)C. as determined by AA's Standard Methods of Analysis 121B (11-65). The total water absorption which is defined as the residual water of crystallization plus total moisture that can be absorbed by exposure to a forty-four percent (44%) relative humidity atmosphere shall not exceed four percent (4%) as determined by AA's Standards Methods of Analysis 130A (12-65).

Section 1.2 - Sampling and Analysis.

      (a) Glencore shall make the physical analyses set forth in Section 1.1(b) and a chemical analysis for SiO2, Fe2O3, Na2O, CaO, TiO2, and A 1203 of a representative sample of each shipment of Alumina sold and delivered to Century pursuant to this Agreement. The methods of sampling and analysis shall be in accordance with the standard practices of AA, a copy of which shall be supplied to Century. A representative sample shall be taken from each shipment of Alumina to Century at the calcined alumina storage tanks at the AA Alumina Plants and a portion of such sample shall be analyzed at the alumina plant according to standard procedures. Unless a representative of Century is present at the analysis pursuant to Section 1.4, a portion of the sample shall be sent by air express to Century along with the report of analysis (which shall also be telecopied to Century). An additional portion of the sample shall be sealed and retained for expert analysis in case of disagreement. If Century contests the specifications of any shipment of Alumina, the retained portion of the sample shall be delivered to Alcoa
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Research Laboratories, Pittsburgh, Pennsylvania, and Glencore shall cause such entity to make an analysis of such portion using AA's standard methods of analysis. Alcoa Research Laboratories shall be acting as an expert and not as an arbitrator and its decision as to the specifications of the Alumina contained in such sample shall be final and binding upon the parties.

      (b) Trace element analysis will be shown on the Analysis Certificate for each shipment.

Section 1.3 - Presumption. The initial analysis at the alumina plant, or if Century and Glencore disagree on the results of an analysis, then the expert analysis of the additional portion as provided in Section 1.2(a) will be conclusively presumed to be the specifications of the entire shipment.

Section 1.4 - Century Representative. If at any time the Alumina delivered to Century does not conform to the Specifications (as determined by analysis in accordance with Section 1.2), Century shall immediately thereafter have the right at its expense to appoint a representative to be present and observe the sampling and analysis of Alumina to be delivered to Century (carried out pursuant to Section 1.2) and, subject to the agreement of AA, by AA personnel in the laboratory of AA. The Century representative shall be entitled to be present at the sampling and analysis of all Alumina assigned for delivery to Century and to continue to observe such sampling and analysis until such time as all Alumina delivered to Century from AA Alumina Plants is within the Specifications for a period of three (3) consecutive months following the non-conforming shipment that gave rise to the right of Century to appoint the representative.

                                   ARTICLE II
                                 NON-CONFORMITY

Section 2.1 - Intent of the Parties. It is the intention of Glencore that all Alumina delivered to Century pursuant to this Agreement shall conform to the Specifications, but if any such Alumina does not conform, the following provisions of this Article II shall apply.

Section 2.2 - Remedies. If any Alumina delivered hereunder does not conform to the Specifications, Century's sole remedy and Glencore's sole liability arising out of the failure of such Alumina to conform to the Specifications shall be either:

      (a) Century shall have the option of accepting the Alumina at a reduced price to be negotiated in good faith by the parties; or

      (b) If Century does not exercise such option or the parties fail to reach agreement on the reduced price for such Alumina, Century shall have the option, to be exercised within a reasonable time, to cause Glencore to replace the Alumina at no cost to Century with a like quantity of Alumina that conforms to the Specifications.

If Century elects replacement, Glencore shall use its best efforts to do so within the shortest possible time (including, without limitation, purchasing conforming alumina from third parties). In such event, Glencore shall deliver the replacement Alumina to Century at the port of


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Charleston, South Carolina. Century shall make the non-conforming Alumina available to Glencore at such port (with all additional expenses reasonably incurred by Century in so making the non-conforming Alumina available to Glencore being for the account of Glencore).


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